Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. COMPLETES PRIVATE OFFERING OF $875,000,000 OF 2029

SENIOR NOTES, SETTLEMENT OF TENDER OFFER OF 2024 SENIOR NOTES AND REDEMPTION OF

2025 SENIOR NOTES

NEW YORK, NY, January 26, 2021 - Mercer International Inc. (Nasdaq: MERC) (the “Company”) today announced that it has completed its previously announced private offering of $875.0 million aggregate principal amount of 5.125% senior notes due February 1, 2029 (the “2029 Notes”). The Company also announces the settlement of its previously announced cash tender offer (the “Tender Offer”) with respect to its existing 6.500% Senior Notes due 2024 (the “2024 Notes”) and completion of its previously announced redemption of its existing 7.375% Senior Notes due 2025 (the “2025 Notes”).

The 2029 Notes were issued at a price of 100.000% of their principal amount. The net proceeds of the offering will be used by the Company to refinance all $250.0 million in aggregate principal amount of its 6.500% Senior Notes due 2024 (the “2024 Notes”) pursuant to the Tender Offer, and subsequent redemption of, its 2024 Notes, to complete the redemption of the 2025 Notes and for general corporate purposes.

Under the Tender Offer, $100,069,000 of the $250.0 million aggregate principal amount of 2024 Notes have been validly tendered and not withdrawn. Today, the Company accepted for purchase all such tendered 2024 Notes and will pay to the holders thereof $1,018.35 per $1,000 principal amount of the 2024 Notes that were accepted for purchase plus accrued and unpaid interest on the notes from the last interest payment date up to, but not including, the settlement date. The remaining aggregate principal amount of 2024 Notes that were not accepted for purchase under the Tender Offer will be redeemed by the Company on February 13, 2021 at a redemption price of $1,016.25 per $1,000 principal amount of such 2024 Notes pursuant to the redemption for such notes previously announced by the Company.

Pursuant to the previously announced redemption, the Company will redeem all $550.0 million aggregate principal amount outstanding of 2025 Notes today at $1,036.88 per $1,000 of principal amount redeemed, plus accrued and unpaid interest to, but not including the redemption date.

The 2029 Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The 2029 Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption form, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the 2029 Notes in any state in which such offer, solicitation or sale would be unlawful. The Tender Offer for the 2024 Notes was made pursuant to the terms of the offer to purchase and related notice of guaranteed delivery of the Company in relation to the Tender Offer.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding contains “forward looking statements” which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099